FINBAR F. DEMPSEY & COMPANY Barristers Attorneys Notaries Public
FINBAR F. DEMPSEY B.C.L. _______________________________________ T. BARRY DEMPSEY B.A. LL.B. B.L BERNADETTE M. HUNT B.A. LL.B	Cockburn House P.O. Box 70 Grand Turk TURKS & CAICOS ISLANDS	Tel: 649 946-2245 Fax: 649 946-2758 E-mail:ffdlawco@tciway.tc WWW.TURKSANDCAICOSLAW.COM BRITISH WEST INDIES Of Counsel DAVID C. MUIRHEAD Q.C., LL.B. RALPH D. SELIGMAN Q.C. M.A. LL.B.

Exhibit 5.1

March 15, 2005

Cathay Merchant Group, Inc.
3604 Tower 1
Kerry Everbright City
218 Tian Mu Road West
Shanghai, China 200070

Attention:	Michael J. Smith President

Re:	Opinion Regarding common stock of Cathay Merchant Group, Inc. Registered on Form S-4 filed March 15, 2005

Dear Mr. Smith:

We have acted as counsel for Cathay Merchant Group, Inc. (the “Corporation”) in connection with the filing, on March 15, 2005, of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, in respect of the 18,796,829 issued and outstanding shares of the Corporation’s common stock (the “Shares”). The Shares are being registered as shares of Cathay Merchant Group, Inc., a Turks and Caicos Islands corporation, in connection with the proposed continuance of the Corporation from the State of Wyoming, United States, into the Turks and Caicos Islands (the “Continuance”).

We have examined originals or copies, certified or identified to our satisfaction, of the constating documents of the Corporation and of such corporate records of the Corporation, certificates of public officials, officers of the Corporation and such other documents and have considered such questions of law and made such other investigations as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.

A member of the Finbar F. Dempsey & Co. Group of Attorneys

Based on and subject to the foregoing, we are of the opinion that, upon the Continuance, each of the Shares will be legally issued, fully paid and non-assessable.

The opinion set forth above is subject to the following qualifications, exceptions and limitations: We are qualified to practice law only in the jurisdiction of the Turks and Caicos Islands and we do not purport to be conversant with the laws of jurisdictions other than the Turks and Caicos Islands. Accordingly, we express no opinion herein as to laws other than the laws of the Turks and Caicos Islands.

The opinion set forth herein is limited to that expressly stated and no other opinion or opinions should be implied.

The opinion set forth herein is as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any change in the law that may hereafter occur.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading “Legal Matters” and “Interest of Named Experts and Counsel.”

Yours truly,

/s/ Finbar F. Dempsey

FINBAR F. DEMPSEY & COMPANY